Exhibit 99.1
Press Release
                     NEWS RELEASE

CONTACTS:	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. ANNOUNCES RETIREMENT OF CHAIRMAN, CEO
• Company announces new settlement agreement with Crescendo Partners
NASHVILLE, Tenn. (December 23, 2008) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual-dining restaurant company, today announced that Gregory L. Burns will retire as Chairman and Chief Executive Officer effective February 12, 2009 after 25 years with the Company. The Company’s Board of Directors will immediately initiate a nationwide search for his replacement. Commencing February 13, Lawrence E. Hyatt, the Company’s Chief Financial Officer, will serve as interim CEO while Richard Reiss, Jr. and Douglas Benham, existing members of the Company’s Board of Directors, will assume the positions of Lead Independent Director and Chairman of the Board’s Executive Committee, respectively.
“Under Greg’s leadership, O’Charley’s has grown to three great brands, 371 restaurants and almost 25,000 employees providing great food and service to guests in 28 states,” said Mr. Dale Polley, Lead Independent Director of O’Charley’s Inc. “We appreciate all of his contributions to the Company over the past 25 years, 16 of which he served as CEO. We wish him all the best in the future. Greg has built a strong management team, and the board has a high degree of confidence in that team, and in Larry’s ability to lead the Company on an interim basis.”
Mr. Burns commented, “It has been my privilege to work at O’Charley’s over the past 25 years. The entire O’Charley’s family is very close to me and I have great confidence in their ability to lead the Company in this difficult economic environment through their ‘Passion to Serve.’ I believe it is time for a change at the top of the organization and look forward to observing the positive progress of the Company in the future. I give my sincerest thanks to all of my co-workers for their support during my career.”
Separately, the Company announced that it had entered into a new settlement agreement with Crescendo Partners, which replaces the settlement agreement originally entered into on March 13, 2008. Under the terms of the settlement agreement, the Board will add one new member with relevant industry experience nominated by Crescendo Partners and at the time of the Company’s 2009 Annual Meeting of Shareholders, Mr. Burns and one other member of the Board not designated by Crescendo Partners will retire.

The new settlement agreement contains certain other agreements, including agreements with regard to the ownership and voting of Crescendo Partners’ stock. Additional information relating to the new settlement agreement will be contained in a Form 8-K to be filed by the Company.
     About O’Charley’s Inc.
     O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 371 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 244 restaurants in 20 states in the Southeast and Midwest, including 232 company-owned and operated O’Charley’s restaurants, and 12 restaurants operated by franchisees and joint venture partners. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 116 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 11 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Important Information
O’Charley’s Inc. plans to file with the SEC and furnish to its shareholders a Proxy Statement in connection with its 2009 Annual Meeting of Shareholders, and advises its shareholders to read such Proxy Statement when it becomes available, because it will contain important information. Shareholders may obtain a free copy of the Proxy Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov, In addition, documents filed with the SEC by the Company will be available free of charge on the “Investor Relations” portion of the Company’s website at www.ocharleysinc.com.
Certain Information Regarding Participants In The Solicitation
O’Charley’s Inc. and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from O’Charley’s Inc.’s shareholders with respect to the matters considered at the company’s 2009 Annual Meeting of Shareholders. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in the company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 and its definitive proxy statement dated April 16, 2008, each of which has been filed with the SEC. To the extent holdings of the Company’s securities have changed from the amounts included in the definitive proxy statement dated April 16, 2008, such changes have been reflected on Forms 4 and 5 filed with the SEC and will be reflected in the definitive proxy statement for the 2009 Annual Meeting of Shareholders, which all Company shareholders are encouraged to read. The Company’s SEC filings may be obtained on the “Investor Relations” portion of the Company’s website at www.ocharleysinc.com or from the SEC’s website at www.sec.gov.